MOUSER ELECTRONICS, INC.
DISTRIBUTOR AGREEMENT

Agreement made this 1st day of October, 2015 between Mouser Electronics, Inc. (Mouser), with its Headquarters at 1000 N. Main Street, Mansfield, Texas 76063, and Guerrilla RF, Inc. (Manufacturer), with its Corporate Headquarters at 1196 Pleasant Ridge Road, Suite 5, Greensboro, NC 27409, as follows:

1. **Appointment**
2. The Manufacturer hereby appoints Mouser as an Authorized Distributor for Manufacturer's Product (as defined below) in accordance with terms contained herein. Mouser accepts the appointment and agrees to sell and promote Manufacturer's Product globally. The Manufacturer agrees not to engage with other catalog, high service or online distributors, specifically Farnell/Newark/Element 14, Digi-Key or Allied/RS, for a period of one year from the final signature of this Agreement, without the written agreement of Mouser. The Manufacturer reserves the permanent right to seek volume sales outlets including direct sales by the Manufacturer.

3. **Definitions**

Product – Product shall mean all products approved for sale by Manufacturer. Product may be added or removed from any listing by providing at least thirty (30) days prior notice to Mouser.

3. **Manufacturer Responsibilities**

3.1 Manufacturer will provide Mouser with inventory and lead-time information via EDI or other electronic means to aid Mouser in its sales efforts on a regular basis.

3.2 Manufacturer will take reasonable steps to notify Mouser of New Product prior to any news release, website launch, or marketing campaign and provide Mouser with the appropriate marketing materials at the earliest possible time.

3.3 Manufacturer will provide Mouser with price files and product information required to facilitate creation of the Mouser on-line and printed catalogs.

3.4 Mouser Electronics shall be listed in any published literature or electronically produced media and website of the Manufacturer in which is contained a listing of any other authorized distributors.

3.5 Manufacturer will sell and ship to Mouser only new genuine products. Manufacturer will implement and maintain programs to prevent the proliferation of counterfeit products through their organization.

4. **Technical Support**

4.1. Manufacturer will provide Mouser with technical data upon request. Technical data will include public data sheets, Harmonized Tariff information, Export Compliance information, Parametric Data, Environmental information and Safety information.

4.2. Manufacturer will provide customers of Mouser Technical Assistance on the manufacturer's products. Technical Assistance will include Failure Analysis and Corrective Actions.

4.3. Manufacturer will assist Mouser in the investigation of suspect counterfeit products when the counterfeit product carries the manufacturer's name or markings.

5. **Co-Operative Advertising**

Manufacturer will reimburse Mouser 50% of the amount Mouser pays for Marketing campaigns or advertisements promoting Product up to 1% of the total of the previous year's net purchases. Mouser will not expect to be reimbursed unless Manufacturer has previously approved the campaign or advertisement in writing. Mouser will provide documentation to support co-op funds being requested.

6. **Terms of Payment**

Unless mutually agreed to by both parties, all forms of payment and Distributor buy prices will reflect USD as the official exchange currency. Manufacturer will invoice Mouser upon shipment of each order. Such invoices shall be due and payable in full by Mouser within least *** following the date of invoice.

7. **Customer Referrals**

Manufacturer shall promote Mouser as an authorized source for Manufacturer's Product. Mouser's name and logo shall appear wherever Manufacturer shows names and logos of other distributors. If Manufacturer offers to sell Product on their website, Mouser's website link will be listed in all locations where the Manufacturer has listed links to other distributors.

8. **Reports**

8.1. Mouser shall provide Point of Sale (POS) reports and inventory reports to Manufacturer each month within fifteen (15) calendar days following the end of the month.

8.2. Reports shall contain ECIA standard information and will be provided via EDI or e-mailed to the person designated by Manufacturer.

8.3. These reports shall be considered confidential and shall remain the property of Mouser per Section 21.2: "Confidentiality" in this Agreement.

9. **Orders, Delivery, Rescheduling, Cancellations**

9.1. Orders may be placed by facsimile, electronically, or in writing. All orders will be scheduled for immediate delivery unless otherwise indicated. Orders for standard Product may be rescheduled or cancelled with at *** . Orders for non-standard Product (if allowed) may be rescheduled or cancelled with at least *** .

9.2. Shipments will be *** . Mouser does not authorize manufacturer to route shipments where Mouser is considered the Importer of Record.

10. **Pricing**

10.1. Prices for Product will be listed in price lists provided by Manufacturer. Any price changes will be provided to Mouser at least thirty (30) days prior to the effective date.

10.2. In the event of a price increase, orders placed prior to the effective date will be shipped at the price in effect at the time the order was placed.

10.3. In the event of a price decrease, all open purchase orders will be invoiced at the proposed new cost. Mouser may also apply for a credit on the inventory of such Product which Mouser has on hand on the effective date of such decrease. Mouser must make the request for credit within least thirty (30) days of the effective date of the price decrease.

11. **Scrap Allowance**

11.1. Mouser may scrap slow moving Product after proper written authorization from Manufacturer semi-annually in January and July.

11.2. The value of the scrap allowance shall be an amount equal to *** in the previous six (6) months.

11.3. The credit for product scrapped (or returned if required) will be the net price paid by Mouser.

12. **Initial Purchase Stock Rotation**

12.1. Product purchased as part of an initial stocking package may be returned at any time between the first eighteen (18) months and up to twenty-four (24) months after Product was invoiced, with prior written approval of Manufacturer.

12.1.1. An initial stocking package is to be considered the first order placed for any product or products.

12.2. Mouser will agree to place an off-setting order equal to the amount of the stock rotation.

13. **Warranty**

Manufacturer will pass directly on to end customer its standard warranty or a twelve (12) month warranty, whichever is longer, starting from the date the Product is shipped to the end customer regardless of sale date to Mouser.

14. Product Changes

14.1. Manufacturer reserves the right to discontinue manufacture or sale of any Product covered by this Agreement upon ninety (90) day notice to Mouser. Mouser may request to return discontinued Product within sixty (60) days following receipt of notice. Mouser will receive credit for all Product returned equal to the net price paid by Mouser. Manufacturer will pay all freight charges relating to the return of discontinued Product.

14.2. Manufacturer shall give Mouser least thirty (30) day notice of the date any Product status is changed to "Not Recommended for Design" or "End of Life". Mouser may request to return current inventory within sixty (60) days following receipt of notice. Mouser will receive credit for all Product returned equal to the net price paid by Mouser. Manufacturer will pay all freight charges relating to the return of discontinued Product.

14.3. Manufacturer shall give Mouser ninety (90) day notice of any engineering changes that affect Product purchased by Mouser. If changes materially affect the form, fit, or function of the Product, Mouser will make reasonable efforts to inform their customers that have purchased the affected Product of these changes. Any open orders for Product may be cancelled without penalty if Mouser chooses to cancel orders. If Mouser is unable to sell remaining inventory of modified Product after the changes become effective, Manufacturer agrees to replace it with an equivalent value of upgraded Product. Manufacturer shall pay all freight and shipping charges in connection with any such replacement.

15. Trademarks/Trade Names

Mouser acknowledges that it has no ownership of Manufacturer's trade names and trademarks and is only granted permission to use Manufacturer's trade names and trademarks in promoting the sale of Product associated with this Agreement. Permission to use trademarks/trade names is terminated when this Agreement is terminated and all inventory of Product in Mouser's possession has been returned to Manufacturer or otherwise disposed.

16. Product Liability Indemnification

Both parties agree to indemnify and hold the other party, its Board of Directors, Officers, Employees (collectively and individually) harmless from any and all claims, demands, actions, damages and liabilities, including attorney fees, which arise out of or in any manner relate to the respective party's failure of performance hereunder.

17. Patent Indemnity

17.1. Manufacturer will defend any suit or proceeding brought against Mouser, its Board of Directors, Officers, Employees, Customers, and End User Customers (collectively and individually under this provision "the Mouser Interests"), with respect to any claim for infringement of any patent, registered design, trademark, copyright or other intellectual property right with respect to any Product sold to Mouser if it is based on a claim that any Product furnished hereunder constitutes an infringement of any intellectual property rights of any country.

17.2. Mouser will notify Manufacturer promptly in writing of any such claim upon receipt of actual knowledge thereof, and shall give full and complete authority, information and assistance (at Manufacturer's expense) for defense of same. If Manufacturer receives actual or constructive knowledge of such claim through any other source or means other than the written notification from Mouser pursuant to this paragraph, Manufacturer shall be deemed to have been notified for all purposes. In such case, Manufacturer shall notify Mouser of such claim as soon as practicable after receipt of said knowledge of such claim.

17.3. Manufacturer will pay damages and costs therein awarded against any and all of the Mouser Interests but shall not be responsible for any compromise made without its written consent.

17.4. In providing such defense, or in the event that such product is held to constitute infringement and the use of the product enjoined, Manufacturer shall retain the right to continue using such product, or modify it so that it becomes non-infringing, or remove it and grant Mouser a credit for the original purchase price.

18. Force Majeure

Nonperformance under this Agreement shall be excused and neither party shall be liable for any loss, damage, penalty or expense, to the extent that such performance is rendered impossible or delayed by fire, flood, acts of God or the public enemy, acts of the Government, labor difficulties, riot, shortage of, inability to obtain materials or any other cause where the failure to perform or delay is beyond the reasonable control of the non-performing party and without the negligence of such party.

19. Termination

19.1. Either Manufacturer or Mouser may at any time terminate the Agreement with or without cause by giving 90 days prior written notice to the other.

19.1.1. In the event that the Manufacturer terminates the Agreement without cause, or Mouser terminates for cause, Mouser may return all Product for refund within 90 days of any related notice.

19.1.1.1. Manufacturer shall pay all freight and shipping charges associated with this return.

19.1.2. In the event that Mouser terminates this Agreement without cause, or Manufacturer terminates for cause, Manufacturer has the option to repurchase Mouser's inventory of Product. Details of this repurchase shall be negotiated and agreed upon in good faith by both parties.

19.1.2.1. Mouser shall pay all freight and shipping charges associated with this return.

19.1.3. In the event of any termination, Manufacturer will honor any open purchase order for Product covered under this Agreement unless cancelled by Mouser.

20. Assignment

This Agreement may not be assigned by either party without the other party's consent, except that either party may, upon thirty (30) days written notice to the other party, assign this agreement to a successor corporation related to the assigning party by merger consolidation, non-bankruptcy reorganization, or government action; or a purchaser of substantially all of the assigning party's assets. For the purpose of this Agreement, any sale or transfer of a party's capital stock or redemption or issuance of additional stock of any class will not be deemed an assignment or change of control of that party. Any attempt to assign this Agreement other than as permitted herein by either party shall be null and void and of no force or effect. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and enforceable by the parties hereto and their respective successors and assigns.

21. Confidentiality

21.1. In this Agreement, "**Confidential Information**" of a party means the confidential and proprietary information disclosed by such party to the other verbally or in writing and which is clearly marked or identified as being confidential.

21.2. Mouser Confidential Information includes, but is not limited to, point-of-sale (POS) customer information regardless of format or method of communication.

21.3. A party's Confidential Information shall not include information that:

a) is or becomes a part of the public domain through no act or omission of the other party;

b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party;

c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or is independently developed by the other party.

21.4. Each party will hold the other party's Confidential Information in confidence and, unless required by law, will not make the other party's Confidential Information available in any form to any third party or use the other party's Confidential Information for any purpose other than to perform its obligations under this Agreement. This obligation will survive termination or expiry of this Agreement for a period of three (3) years.

21.5. Each party shall only permit access to Confidential Information of the other party to those of its affiliates, employees, officers, or directors or any of their affiliates' employees, officers or directors (collectively, the "**Representatives**") having a need to know and each party shall be responsible for ensuring that their

respective Representatives do not disclose or distribute Confidential Information in violation of the terms of this Agreement.

21.6. Following the termination or expiry of this Agreement, each party shall (a) return to the other party all tangible materials containing or including any items of Confidential Information, (b) delete any electronically stored and destroy all tangible materials created by the party receiving such Confidential Information which incorporate or include such Confidential Information, and (c) at the other party's request, shall provide a certificate signed by an executive director which confirms that such return, deletion or destruction has taken place.

22. Notices

Notices and other correspondence by either party under this Agreement shall be deemed given when deposited in the mail system as certified mail, postage prepaid, addressed as indicated below.

To Mouser:
Mouser Electronics, Inc.
1000 N. Main Street
Mansfield, TX 76063-1514
Attn: Peter F. Shopp, Jr., Sr. VP, Business Operations

To Manufacturer:
Guerrilla RF, Inc.
1196 Pleasant Ridge Road, Suite 5
Greensboro, NC 27409
Attn: Jeff Broxson, VP, Sales

23. Applicable Law

This Agreement shall be governed by the laws of the State of Texas where sole jurisdiction is agreed to be placed.

In Witness Whereof, the parties hereby have caused this Agreement to be executed.

Mouser Electronics, Inc	Guerrilla RF, Inc.
Signed: ______________	Signed: ______________
Printed Name: Peter F. Shopp, Jr.	Printed Name: Jeff Broxson
Title: Sr. VP, Business Operations	Title: VP, Sales
Date: ______________	Date: October 1, 2015